Exhibit 99.1

For Immediate Release

January 23, 2004

First Century Bankshares, Inc. Announces Additional Charges to Income

Bluefield, WV – On January 20, 2004, First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) was advised by the actuary for its employee pension plan that lump sum distributions made by the plan during the second quarter of 2003 had triggered recognition of previously deferred actuarial losses under the accounting provisions set forth in Statement of Financial Accounting Standards No. 88. The second quarter lump sum payments, combined with other payments throughout the year, will result in an additional charge to 2003 earnings of approximately $743,000, prior to any income tax benefits. First Century will restate the financial information set forth in its Form 10-Q for the period ending June 30, 2003, and its Form 10-Q for the period ending September 30, 2003. Approximately $529,000 will be charged to earnings for the three and six-month periods ending June 30, 2003, with an additional $13,000 charged to earnings for the quarter ending September 30, 2003. The remaining $201,000 will be charged to earnings for the fourth quarter of 2003.

First Century has been advised that under the terms of the plan, certain significant lump sum payments anticipated to be made in 2004 will require additional charges to earnings in the periods these payments are made. Management of First Century Bankshares, Inc. is unable to estimate the full impact any such charges may have on First Century Bankshares, Inc. results of operations or financial condition during 2004. The plan in question has been amended in an effort to minimize these SFAS No. 88 charges in the future.

First Century Bankshares, Inc. is a bank holding company which owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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